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                                                                 Exhibit 10.07



                   1996 MANAGEMENT INCENTIVE COMPENSATION PLAN


Section 1.     PURPOSE

               The purpose of the Management Incentive Compensation Plan is to promote the interests of the Company by attracting and retaining an outstanding management and key employee staff Under the Plan, incumbents in stipulated key positions may receive Awards that vary with the success of the Company, the Subsidiary Operating Units as appropriate, and individual performance.

Section 2.     DEFINITIONS

               (a) "Award" refers to a contingent right to receive cash at the end of a Plan Year.

               (b) "Base Salary" refers to a Participant's September monthly salary times twelve.

               (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

               (d) "Committee" means a committee of the Board of Directors consisting of two or more members of the Board of Directors, selected by the Board, each of which members shall be an "Outside Director" for purposes of Section 162(m) (or any successor provision) of the Code and the Regulations promulgated thereunder.

               (e) "Company" refers to N-T Holdings, Inc. or such other name which N-T Holdings, Inc. may adopt.

               (f) "Key Manager" means any Executive Officer, as defined under Rule 3b-7 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, of the Company or any subsidiary of the Company. "Key Manager" also means any Officer or full-time employee of the Company or any subsidiary of the Company as are determined by the Committee to have a direct, significant, and measurable impact on the attainment of the Company's or subsidiary's long term growth and profitability objectives.


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               (g)  "Officer" refers to an officer of the Company (including, without limitation, the Chairman and Vice Chairman of the Board of Directors) or any corporation which is then a subsidiary, whether such Officer becomes an Officer at the time this Plan is adopted or subsequent to the adoption of this Plan.

               (h)  "Participant" refers to a Key Manager.

               (i) "Plan" refers to this 1996 Management Incentive Compensation Plan of the Company.

               (j) "Plan Year" refers to each annual fiscal year of the Company.

               (k) "Regulations" means final, temporary or proposed regulations promulgated under the Code.

               (l) "Section 162 (m)" means Section 162 (m) or any successor provision promulgated under the Code.

               (m) "Subsidiary Operating Units" refers to any profit center so designated by the Committee.

Section 3.     ADMINISTRATION

               The Plan will be administered by the Committee. The Committee will: (i) approve the Participants eligible to receive Awards under the Plan with respect to each Plan Year; (ii) determine the performance measures; and (iii) determine the amount of Awards subject to the terms and conditions set forth in the Plan and to other terms and conditions consistent with the purpose and provisions of the Plan.

               The Committee may prescribe, amend, or rescind such rules, regulations, policies, interpretations, and guides as deemed appropriate for proper and effective Plan administration. In addition, only the Board of Directors may suspend or terminate the Plan. Any of the foregoing actions will affect future Plan Years only.

               No member of the Committee or employee of the Company will be personally liable for any action, failure to act, determination, or interpretation made in good faith with respect to the Plan or any transaction under the Plan.

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               All decisions, determinations, and interpretations of the
               Committee will be final and binding.

Section 4.     ELIGIBILITY AND PARTICIPATION

               The persons eligible to participate in the Plan shall be Key Managers.

               The Committee will designate Participants who are to be granted Awards for an Award year and, in its discretion, may designate additional Participants during any Award year as deemed appropriate; provided, however, that adjustments shall be made to the minimum performance measures applicable to new Participants to ensure that any Award payable to such new Participant is based solely on the attainment of future performance objectives. The Committee, through its designee, will notify Participants of their eligibility in writing. The Committee will not be bound by selections made for prior Award years.


Section 5.     DETERMINATION AND ALLOCATION OF AWARDS

               (a) ESTABLISHMENT OF ANNUAL OBJECTIVES AND FORMULAS. No later than 90 days after the commencement of each Plan Year (or no later than such earlier or later date as may be the applicable deadline for compensation payable hereunder for such Plan Year to qualify as "performance-based" compensation under Section 162(m)), the Committee will establish, in writing, specific financial and/or strategic performance objectives for such Plan Year. At such time, the Committee will establish minimum performance objectives below which no Awards will be earned, maximum performance objectives above which Awards will not be affected, and the formula for computing each Participant's Award. Notwithstanding anything to the contrary herein, the performance objectives for any portion of this Plan that is intended by the Committee to satisfy the requirements for "performance based" compensation under Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 10(b)).

                    Upon establishment of the performance objective(s) for a specific Plan Year, the

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                    appointed designee of the Committee will notify each
                    participant in writing of the established objective(s).

                    If the Committee determines the established performance measures are no longer suitable due to a change in the Company's business, operations, corporate structure, capital structure, or other conditions deemed by the Committee to be material, the Committee will have sole discretion during the Plan Year to modify the performance objectives as considered appropriate and equitable; provided, however, that no such adjustment will decrease the minimum performance goal applicable to an Executive Officer, or otherwise have the potential effect of increasing the amount of compensation that would be payable to an Executive Officer upon the attainment of the original performance goals; provided further that no adjustment will be inconsistent with Section 10.

               (b) STOCKHOLDER APPROVAL. Establishment of Awards for Executive Officers shall be subject to, and contingent upon, the disclosure to the stockholders of the Company of the material terms of the Qualifying Performance Criteria and stockholder approval of such terms. Such stockholder approval shall be required each time the Committee changes the material terms of the Qualifying Performance Criteria (a change in the minimum performance objectives applicable to a new Plan Year shall not be considered a change of a material term of the Qualifying Performance Criteria). Absent a change in the material terms of the Qualifying Performance Criteria, such terms need not be reapproved by the stockholders until the fifth year following the year in which stockholders previously approved the Qualifying Performance Criteria.

Section 6.     PAYMENT OF AWARDS EARNED

               The basis of Awards for a given Plan Year will be the achievement of the performance objectives and, except in the case of Executive Officers, individual contributions as determined by the Committee. If minimum financial performance is not attained for a Plan Year, no payment will be made and all contingent rights will cease.

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               Further, no additional payments will be made for financial performance above he maximum objective.

               If performance measures are achieved, the Committee shall certify in writing, prior to the payment of any Award, that such performance goals (and any other material terms) were satisfied. The Award, if any, earned by each Participant will be paid as soon as administratively possible following the close of the applicable Plan year and the certification by the Committee, described in the preceding sentence.

               A Participant may elect in writing one year in advance of a Plan Year, upon approval by the Committee, to defer receipt of all or a portion of an Award earned for a specified time as approved by the Committee. Payment of deferred amounts may be in a lump sum on the designated payment date or in installments as approved by the Committee. A Participant's right to any deferred Award will be that of a general creditor of the Company; no trust will be deemed to be created by virtue of such deferral.

Section 7.     TERMINATION OF EMPLOYMENT

               In the event of a Participant's death, disability, or retirement during a Plan Year, payment of the Award earned will be prorated unless otherwise determined by the Committee. Such Awards will then be paid to the Participant, the Participant's estate or legal representative as determined by the Committee.

               In the event of a Participant's death, disability, or retirement, after the end of the Plan Year but before payment of an Award to which the Participant is entitled, such Award will be paid to the Participant, the Participant's estate or legal representative.

               In the event of termination of employment of a Participant or a Participant ceases to be an Officer, voluntarily or by the actions of the Company, with or without cause, for reasons other than those specified above, at any time before payment of the incentive award, the Participant will forfeit all rights to any Award subject to the sole discretion of the Committee.

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Section 8.     DISCRETIONARY INCENTIVE AWARD.

               The Committee may, in its sole discretion, make an additional award to any Participant determined by the Committee to have positively impacted directly on the attainment of the performance objectives established by the Committee.

Section 9.     ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

               In the event of a reorganization, merger, or consolidation of which the Company is not the surviving corporation, or upon the sale of substantially all the assets of the Company to another corporation, or upon the dissolution or liquidation of the Company, the Plan will terminate on the effective date of such transaction. Provision will be made for determining the amount of cash payable for all Awards for a Plan Year which will end after such event unless provisions are made for the continuance of the Plan and the assumption or substitution for such Awards of an equivalent value by the successor corporation.

               Adjustments under this section will be made by the Committee whose determination as to what adjustments will be made and the extent will be final, binding, and conclusive.


Section 10.    GENERAL PROVISIONS

               (a) No right to Participate: Nothing in the Plan will be deemed to give a Participant or a Participant's legal representative or any other person or entity claiming under or through a Participant any contract or right to participate in the benefits of the Plan.

               (b) Qualifying Performance Criteria: For purposes of this Plan, "Qualifying Performance Criteria" shall mean any of the following criteria, either alone or in any combination, and on either a consolidated or Subsidiary Operating Unit level, and measured either on an absolute basis, relative basis against a pre-established target, and/or peer group, or prior year's performance as the Committee determine: (i) revenue(sales); (ii) cash flow; (iii) earnings per share (including earnings before interest, taxes

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                    and amortization); (iv) return on equity; (v) total
                    shareholder return, (vi) return on capital; (vii) return on assets or net assets; (viii) income or net income; (ix) operating income or net operating income; (x) operating profit or net operating profit; (xi) operating margin; (xii) market share; (xiii) member satisfaction; or (xiv) employee satisfaction. The foregoing criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items as the Committee may specify: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of financing activities; expenses for restructuring or productivity initiatives; other non-operating items; spending for acquisitions; and effects of divestitures.
                    Any such Qualifying Performance Criteria or combination of such criteria may apply to a Participant's Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify.

               (c) No Employment Right: Participation in the Plan will not be construed as constituting a commitment, guarantee, agreement, or understanding of any kind that the Company will continue to employ any individual.

               (d) Nontransferability: A Participant or any designed beneficiary has no right to assign, transfer, attach, or hypothecate any benefits or payments of the Plan.

               (e) Withholding: The Company has the right to deduct any sums federal, state, or local tax requires to be withheld with respect to the payment of any Award.

               (f) Restricted Liability: Payments held by the Company before distribution will not be liable for the debts, contracts, or obligations of any Participant or beneficiary, or be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding.


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Section 11.    AMENDMENT, SUSPENSION, OR TERMINATION OF PLAN

               The Company may amend, suspend, or terminate the Plan at any time. Such amendment, suspension, or termination will not adversely alter or affect any right or obligation to any Award made before this action. The Committee will determine the effect on Performance Awards that may be effected by such event and make adjustments and/or payments as it, in its sole discretion, determines appropriate.

Section 12.    EFFECTIVE DATE

               This Plan will be effective upon its adoption by the Company and may be applied retroactively to the beginning of the Company's fiscal year at the sole discretion of the Committee.


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